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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.  2 )*
                                         ---

                      PIA Merchandising Services, Inc.
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                              (Name of Issuer)

                        Common Stock, $.01 par value
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                       (Title of Class of Securities)

                                693360 10 9
                     ----------------------------------
                              (CUSIP Number)


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   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          (Continued on following page(s))

                              Page  1  of  4  Pages
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CUSIP No. 693360 10 9                 13G                 Page  2  of  4  Pages
          -----------                                           ---   ---

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 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above persons (entities only).

     Clinton E. Owens
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group *                            (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     United States
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 Number of Shares             (5) Sole Voting Power
 Beneficially                                                     734,720
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                                                      -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                                  734,720
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                   -0-
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     734,720
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*      / /
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(11) Percent of Class Represented by Amount in Row (9)
     12.3
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(12) Type of Reporting Person *
     IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                          Page  3  of  4  Pages
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ITEM 1 (A).   NAME OF ISSUER
              PIA Merchandising Services, Inc.
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ITEM 1 (B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              19900 MacArthur Boulevard, Suite 900, Irvine,
              California 92718
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ITEM 2 (A).   NAME OF PERSON(S) FILING
              Clinton E. Owens
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ITEM 2 (B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
              1933 Bayside Dr., Corona Del Mar, CA 92625
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ITEM 2 (C).   CITIZENSHIP
              United States
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ITEM 2 (D).  TITLE OF CLASS OF SECURITIES
             This filing is made in regard to the Common Stock, $.01 par value per share, of PIA Merchandising Services, Inc. (the "Common Stock").
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ITEM 2 (E).  CUSIP Number
             693360 10 9
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
         CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under Seciton 203 of the Investment Company Act

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


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                                                          Page  4  of  4  Pages
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ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:
        At December 31, 1998 the filing person beneficially owned 734,720 shares of Common Stock
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    (b) Percent of class:
        12.3
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    (c) Number of shares as to which the person has:

          (i) sole power to vote or to direct the vote
                    734,720
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         (ii) shared power to vote or to direct the vote
                    0
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        (iii) sole power to dispose or to direct the disposition of
                    734,720
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                    0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
     Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
     Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
     Not applicable


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 12, 1999
                                       ----------------------------------------
                                       Date
                                                 /s/ Clinton E. Owens
                                       ----------------------------------------
                                       Signature
                                                 /s/ Clinton E. Owens
                                       ----------------------------------------
                                                      Name/Title